Exhibit 10.2

Dated 30th day of June, 2018

_______________________________________

Debt Conversion Agreement

________________________________________

Debt Conversion Agreement

Table of Contents

1.	Conversion	4
2.	Representations and Warranties	4
3.	Completion	5
4.	Governing Law	5
5.	Arbitration	5
6.	Confidentiality	6
7.	Amendments	6
8.	Non-Waiver	6
9.	Notices	7
10.	Expenses	7
11.	Miscellaneous	8

Debt Conversion Agreement

THIS DEBT CONVERSION AGREEMENT (the “Agreement”) is made as of the 30th day of June, 2018 by and between:

A.	Indonesia Energy Corporation Limited, a limited liability company under the laws of the Cayman Islands, whose registered office is at the offices of Portcullis (Cayman) Ltd, The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands (including its permitted successors and assigns, hereinafter referred as the “Company”);

B.	Maderic Holding Limited, a limited liability company incorporated under the laws of Hong Kong, whose registered office is at Room B, 17/F, Lockhart Centre, 301-307 Lockhart Road, Wanchai, Hong Kong (including its permitted successors and assigns, hereinafter referred as the “First Shareholder”); AND

C.	HFO Investment Group Limited, a limited liability company duly established under the laws of British Virgin Islands, having its registered office at Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands (including its permitted successors and assigns, hereinafter referred to as the “Second Shareholder”);

The First Shareholder and Second Shareholder are collectively referred to as the “Shareholders” and each of them as a “Shareholder”; The Shareholders and the Company are collectively referred to as the “Parties” and each one of them as a “Party”.

Recitals

WHEREAS, on the 30th day of June 2018 the Company entered into a Sale and Purchase of Shares and Receivables Agreement (the “SPA Agreement”) with the Shareholders;

WHEREAS, the Company, following the SPA Agreement, owes to First Shareholder an outstanding debt in the amount of USD 21,150,000 (twenty one million one hundred fifty thousand United States dollars) (the “First Shareholder’s Receivables”);

WHEREAS, the Company, following the SPA Agreement, owes to Second Shareholder an outstanding debt in the amount of USD 3,150,000 (three million one hundred fifty thousand United States dollars) (the “Second Shareholder’s Receivables”);

WHEREAS, the First Shareholder is the registered owner of 8,500 (eight thousand five hundred) shares in the Company, representing 85% (eighty five percent) of the outstanding shares issued and paid-up share capital of the Company;

WHEREAS, the Second Shareholder is the registered owner of 1,500 (one thousand five hundred) shares in the Company, representing 15% (fifteen percent) of the outstanding shares issued and paid-up share capital of the Company;

WHEREAS, the Parties agree to convert the First Shareholder Receivables and Second Shareholder Receivables into Shares in the Company.

NOW, THEREFORE, the Parties agree on the following:

Debt Conversion Agreement

Definitions

“Total Shareholders’ Receivables” is the amount equal to the sum of the First Shareholder’s Receivables and the Second Shareholder’s Receivables.

“Shares” means a common share in the capital of the Company.

1.	Conversion

1.1.	The Company and the Shareholders agree to convert the Total Shareholders’ Receivables into a total of 7,990,000 (seven million nine hundred ninety thousand) Shares in the Company, as follows:

a)	The First Shareholder’s Receivables shall be converted into Shares in the Company at a conversion price per share of USD 3.04 per Share for an aggregate number of shares of 6,954,463 (six million nine hundred fifty four thousand four hundred sixty three shares);

b)	The Second Shareholder’s Receivables shall be converted into Shares in the Company at a conversion price per share of USD 3.04 per Share for an aggregate number of shares of 1,035,537 (one million thirty five thousand five hundred thirty seven shares);

1.2.	The Parties agree that the final shareholders composition and ownership percentage in the Company following this Agreement shall be:

	Initial # of Shares	New Shares	Final # of Shares	Final Ownership Percentage
Maderic Holding Limited	8,500	6,954,463	6,962,963	87.04%
HFO Investment Group Limited	1,500	1,035,537	1,037,037	12.96%
Total Shares	10,000	7,990,000	8,000,000	100.00%

2.	Representations and Warranties

2.1.	Each Party represents and warrants to the other Parties that:

a)	it has all requisite power and authority under its constitutional documents to enter into and perform this Agreement and all documents to be executed pursuant to this Agreement;

b)	it has the full legal right, power, authority, approvals and consents required to execute and deliver this Agreement and to perform fully its obligations under this Agreement;

c)	this Agreement and all the documents to be executed and delivered by it pursuant to this Agreement will, when executed, constitute binding obligations of it in accordance with its respective terms; and

d)	the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated under this Agreement shall not:

i) require the approval or consent of any person;

ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under any applicable law or order of any contract to which it is a party or by or to which it is bound or subject; or

iii) violate any law or order against, or binding upon it or upon its securities, properties or business.

Debt Conversion Agreement

3.	Completion

3.1.	Completion shall take place at the Company’s registered office or at such other location as may be agreed by the Parties on the day that is 5 (five) Business Days (or such other date as the Parties may agree in writing) following the signing of this Agreement (the “Completion Date”).

3.2.	On the Completion Date:

a)	The First Shareholder and Second Shareholder shall acknowledge the payment of the First Shareholders’ Receivables and Second Shareholders’ Receivables, respectively, and deliver a receipt to the Company;

b)	The Company shall update its register of members to reflect the terms of this Agreement; and

c)	The Company shall issue new share certificates in respect of the issuance of new Shares to the Shareholders.

4.	Governing Law

4.1.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

5.	Arbitration

5.1.	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong.

5.2.	The number of arbitrators shall be three. The three arbitrators shall be appointed in accordance with the procedures set out in the rules of HKIAC regarding the appointment of arbitrators.

5.3.	The arbitration proceedings shall be conducted in English.

5.4.	The arbitration award shall be final and binding upon the Parties thereto, shall not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

Debt Conversion Agreement

6.	Confidentiality

6.1.	Each Party agrees to keep confidential any information which it may receive from, or at the direction of, the Company with respect to the financial condition or business operations of the Company, except for disclosures: (a) as required by law, regulation, government authorities, legal process or stock exchange rules or regulations; or (b) to its Affiliates or their respective officers, directors, employees or professional advisers who are required to keep such information confidential, and the disclosing Party shall be responsible for any breach of confidentiality obligations by such persons.

7.	Amendments

7.1.	This Agreement may not be varied or amended except by the mutual written agreement of and signed by the Parties.

8.	Non-Waiver

8.1.	No waiver by a Party of any breach or non-fulfilment by another Party of any provision of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver of any such right or remedy. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of each Party provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

8.2.	Nothing in this Agreement shall be deemed to confer any right to enforce any term of this Agreement on anyone not a party to this Agreement. This Agreement shall not be construed in any respect to be a contract or agreement in whole or in part for the benefit of or binding upon anyone not a party to this Agreement.

8.3.	If any provision or any portion of any provision of this Agreement shall be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not in any way be affected or impaired.

8.4.	No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to this Agreement.

Debt Conversion Agreement

9.	Notices

9.1.	All notices or other communications required or permitted to be given under this Agreement to the Company shall be in writing and unless otherwise stated may be given, in person, by post or electronic mail to the addresses or contacts set out below:

A. Indonesia Energy Corporation Limited	Attention: James Jerry Huang
Address:	Portcullis (Cayman) Ltd, The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands
Email:	james.huang@indo-energy.com
B. Maderic Holding Limited	Attention: Wirawan Jusuf
Address:	Room B, 17/F, Lockhart Centre, 301-307, Lockhart Road, Wanchai, Hong Kong
Email:	wirawanj@gmail.com
C. HFO Investment Group Limited	Attention: Huang Wan-Yu
Address:	Sea Meadow House, Blackburne Highway (P.O. Box 116), Road Town, Tortola, British Virgin Islands
Email:	wanzi@hfi.international

or to such other address or electronic mail address as the respective Party may designate by written notice.

9.2.	All notices or other communications required or permitted to be given under this Agreement to the Parties shall be sent to the Parties address and contact details provided by the Parties.

9.3.	Any such notice or communication shall be deemed duly given in the case of personal delivery and courier service, at the time of delivery, in the case of registered mail, three Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope, if by electronic mail, when received in legible form, provided that if such day is not a Business Day or such time not a normal business hour then delivery shall be deemed to have occurred on the following Business Day.

10.	Expenses

10.1.	The Company shall bear the costs and expenses of and incidental to the negotiation, preparation and execution of this Agreement.

Debt Conversion Agreement

11.	Miscellaneous

11.1.	The table of contents and the headings in this Agreement are for convenience of reference only and shall not affect the construction of any provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

(Remainder of Page Intentionally Left Blank)

Debt Conversion Agreement

SIGNATURE PAGE

In Witness Whereof, the Parties hereto have executed, acknowledged and agreed to the Debt Conversion Agreement:

Indonesia Energy Corporation Limited

name:

Director

Maderic Holding Limited

Name:

Director

HFO Investment Group Limited

Name:

Director

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